Exhibit 99.2


In July 2005, the Company entered into an agreement whereby Superclick, Inc. would acquire all of the member's capital as of August 31, 2005. If the acquisition had been consummated as of October 31, 2004 (the most recent year-end of Superclick, Inc.) then summarized pro forma (unaudited) consolidated financial statements would appear as follows:

Exhibit 99.2                                                     July 31, 2005
                                                                 --------------

Cash                                                                 $ 192,127
Accounts receivable                                                  1,299,916
Other current assets                                                   611,724
Property and equipment (net)                                           153,036
Other non-current assets                                                35,432
Goodwill                                                             2,471,522
                                                                 --------------
     Total Assets                                                  $ 4,763,757
                                                                 ==============

Accounts payable                                                   $ 1,109,617
Deferred revenue                                                       256,896
Other current liabilities                                               72,918
Notes payable to former to shareholders of Hotel Net, LLC              350,000
Stockholders' equity                                                 3,855,350
Retained earnings (deficit)                                           (881,024)
                                                                 --------------
     Total Liabilities and Shareholder's Equity                    $ 4,763,757
                                                                 ==============

The following summarized consolidated pro forma (unaudited) information assumes the acquisition occurred on November 1, 2004 and November 1, 2003:

                                              9 Months Ended July 31,
                                           ----------------------------------
                                                2005           2004
                                           --------------   ------------
Net Sales                                   $  3,631,947     $ 1,856,389
                                           --------------   ------------

Net Income (loss) from operations             (1,291,309)       (958,577)
                                           --------------   ------------
Other income (expense)                           (42,132)            --
                                           --------------   ------------
Net Income (loss)                           $ (1,333,441)    $ (958,577)
                                           ==============   ============

Earnings (loss) per share:                  $     (0.048)    $   (0.039)

Weighted Average Shares Outstanding
   Basic and diluted                          27,963,880     24,896,722